Exhibit 2.2

                                    AGREEMENT

         THIS AGREEMENT, made as of this 14th day of September, 2006, by and between Horizon Investment Services, LLC ("Horizon"), an Indiana limited liability company, and Van Kampen Funds Inc. ("Van Kampen"), a Delaware corporation.

                                   WITNESSETH:

         WHEREAS, Horizon is an investment adviser registered under the Investment Advisers Act of 1940, as amended (the "Advisers Act");

         WHEREAS, Van Kampen sponsors, underwrites and distributes a wide array of unit investment trusts ("UITs");

         WHEREAS, Van Kampen desires to establish one or more UITs that will each initially invest all or a portion of its assets in securities selected by Horizon in accordance with the securities selection criteria set forth in Exhibit A attached hereto (the "Trusts");

         WHEREAS, Van Kampen further desires the services of Horizon in advising and consulting with Van Kampen with respect to securities selection in accordance with the description of the securities selection criteria set forth in Exhibit A attached hereto, and the investment concerns and strategies of Horizon; and

         WHEREAS, Horizon is willing to provide the aforesaid services to Van Kampen under the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1. Identification of Securities. (a) During the term of this Agreement, Van Kampen shall provide Horizon with reasonable advance notice of the filing of each registration statement (inclusive of any post-effective amendments) pertaining to a Trust ("Registration Statement") and, subject to the foregoing, Horizon will provide to Van Kampen within ten (10) days of Van Kampen's written request a list of all securities that fit within the parameters described in Exhibit A in connection with each Trust (the "Identified Securities"). Such Identified Securities will be deposited in the related Trust's portfolio (the "Portfolio Securities"); provided, however, that Van Kampen reserves the right to modify the initial Portfolio Securities based upon all information available to it, including, among other factors, market capitalization and liquidity considerations, subject to the prior approval of Horizon, which approval will not be unreasonably withheld.

         (b) Horizon will provide Van Kampen with information reasonably requested by Van Kampen about the Portfolio Securities for use by Van Kampen in preparing updated prospectus disclosure and marketing materials for the Trusts. Horizon also agrees to review and comment upon disclosure in the Registration Statement referred to in Section 12 hereof.

         (c) Horizon shall periodically consult with and advise Van Kampen regarding the securities or methodologies used to identify those securities for inclusion in any Trust at a time and place mutually agreed upon by the parties. With the prior consent of Horizon, which consent will not be unreasonably withheld, Van Kampen may permit others to participate in these consultations.

         3. Horizon' Services Unique. Horizon and Van Kampen agree that the services to be performed by Horizon as set forth herein are unique and may not be performed by anyone other than Horizon.

         4. Fees. For the services to be performed hereunder, Van Kampen, on behalf of each Trust, agrees that each Trust shall pay Horizon a fee equal to ten basis points (0.10%) of the net asset value of such Trust as of the end of the initial offering period of such Trust. Such fee shall be paid by the trustee of each Trust to Horizon within thirty (30) days following the end of the initial offering period of such Trust.

         4. Term. Subject to Section 8, the term of this Agreement shall commence and continue as described in this Section. The term of this Agreement shall commence as of the date set forth above (the "Effective Date") and shall remain in full force and effect until the fifth (5th) anniversary of the Effective Date, unless this Agreement is terminated earlier as provided herein (such term being referred to as the "Initial Term"). At the end of the Initial Term, this Agreement shall automatically renew for successive one-year periods unless a party terminates the Agreement by providing the other party a written notice to that effect ninety (90) days prior to the end of the then-current term.

         5. Exclusivity and Right of First Refusal. (a) Horizon covenants and agrees that during the term of this Agreement, but in no case less than five (5) years from the Effective Date, neither Horizon, nor anyone acting on its behalf, shall be associated or involved with any unit investment trust sponsor, distributor or seller in the creation, marketing or sale of any non-exchange traded unit investment trust based on the selection criteria set forth in Exhibit A within the United States other than the Trusts. Nothing contained herein shall limit the right of Horizon to sponsor, create, market or promote any investment company (as defined in Section 3(a)(1) of the Investment Company Act of 1940, as amended, disregarding the provisions of Sections 3(b) and 3(c) thereof), other than a unit investment trust.

         (b) Horizon covenants and agrees that, during the Term of this Agreement, neither Horizon nor anyone acting on its behalf shall be associated or involved with anyone in connection with the creation, administration, management, marketing or sale of any unit investment trust within the United States unless Horizon shall have first promptly delivered a bona fide written offer to Van Kampen to act as sponsor, depositor, adviser, promoter, underwriter or distributor of such a unit investment trust and Van Kampen shall have failed to provide a written acceptance of such offer to Horizon within 15 days after receipt of such offer.

         6. Assignment. Neither of the parties hereto may assign (including within the meaning of the Advisers Act) its respective rights and obligations under this Agreement without the prior written consent of the other.

         7. Relationship of the Parties. The parties understand and agree that this Agreement shall not be deemed to create any partnership or joint venture between Van Kampen and Horizon, and that any services performed hereunder by Horizon shall be as an independent contractor and not as an employee or agent of Van Kampen or any Trust. Horizon shall have no authority whatsoever to bind Van Kampen or any Trust on any agreement or obligation and Horizon agrees that Horizon shall not hold itself out as an employee or agent of Van Kampen or any Trust.

         8. Termination. (a) Horizon may terminate this Agreement immediately upon a material breach of any representation, warranty or covenant of Van Kampen that is not remedied within ten (10) business days after written notice.

         (b) Van Kampen may terminate this Agreement immediately upon a material breach of any representation, warranty or covenant of Horizon that is not remedied within ten (10) business days after written notice thereof.

         (c) Horizon and Van Kampen may terminate this Agreement at any time upon the execution by all parties of a written agreement to that effect.

         (d) Any termination under Section 8(a) or (b) shall not limit any other remedies for breach the non-breaching party may have at law or in equity. Notwithstanding any provision of this Agreement to the contrary, termination of this Agreement shall not constitute termination of any Trust.

         9. Confidentiality. (a) The parties agree that certain material and information which has or may come into the possession or knowledge of each in connection with this Agreement or the performance hereof (e.g., proprietary business information (including, without limitation, the names and addresses or other personal information of customers, distributors, information providers and suppliers)), consists of confidential and proprietary data whose disclosure to or use by third parties would be damaging. In addition, the parties may reasonably designate, by notice in writing delivered to the other parties, other information as being confidential or a trade secret.

         (b) All such proprietary or confidential information of each party hereto shall be kept secret by the other party to the degree it keeps secret its own confidential or proprietary information. Such information belonging to a party shall not be disclosed by the other party to its employees, officers, agents, service providers or affiliates, except on a need-to-know basis, but may be disclosed by such other party to State, Federal, or other governmental agencies, authorities or courts as required by law or regulation, or upon their order or request provided prompt notice of such order or request is given by such party to the party to which such information belongs, if such notice is legally permitted.

         (c) No information that would otherwise be proprietary or confidential for purposes of this Agreement pursuant to subsections (a) or (b) above shall be subject to the restrictions on disclosure imposed by this Section in the event and to the extent that (i) such information is in, or becomes part of, the public domain otherwise than through the fault of a party to which such information does not belong, (ii) such information was known to such party prior to the execution of this Agreement, or (iii) such information was revealed to such party by a third person, and which the receiving party reasonably believes has been obtained by such third person not in violation of any existing confidentiality or non-disclosure agreement.

         (d) Each party acknowledges and agrees that a breach of this Section 9 would cause a permanent and irreparable damage for which money damages would be an inadequate remedy. Therefore, each party shall be entitled to seek equitable relief (including injunction and specific performance) in the event of any breach of the provisions of this Section 9, in addition to all other remedies available to such party at law or in equity.

         (e) The covenants set forth in this Section 9 shall survive the termination of this Agreement.

         10. Covenants. During the period of this Agreement and for as long as any of the Trusts remains outstanding, each of the parties agree to:

         (a) comply with all codes, regulations and laws applicable to the performance of its obligations under this Agreement and obtain or have obtained all necessary permits, licenses and other authorizations necessary for such performance and maintain its business reputation and good standing;

         (b) take such other actions as the other party hereto may reasonably request to more effectively carry out its obligations under this Agreement; and

         (c) do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, including, but not by way of limitation, obtaining all consents, approvals, and authorizations, required of such party in connection with the consummation of the transactions contemplated by this Agreement. No party shall take any action that would be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect.

         In addition, Horizon may not refer to Van Kampen or any affiliates in any kind of communications, whether oral, written or electronic, or otherwise, and whether in a piece published by Horizon or in response to questions of the media or others, without Van Kampen's prior written consent, except that Horizon may describe the services provided under this Agreement to the extent that such services are described in any registration statement or other publicly available materials produced by Van Kampen.

         11. Indemnification. (a) By Van Kampen. In the event any claim is brought by any third party against Horizon that relates to, arises out of or is based upon the performance by Van Kampen of its obligations hereunder, or the failure of Van Kampen, or any of Van Kampen's affiliates, as the case may be, to comply with any law, rule or regulation relating to the Trusts, Horizon shall promptly notify Van Kampen and Van Kampen shall defend such claim at Van Kampen's expense and under Van Kampen's control. Van Kampen shall indemnify and hold harmless Horizon against any judgment, liability, loss, cost or damage (including litigation costs and reasonable attorneys' fees) arising from or related to such claim whether or not such claim is successful. Horizon shall have the right, at their expense, to participate in the defense of such claim through counsel of their own choosing; provided, however, that Van Kampen shall not be required to pay any settlement amount that it has not approved in advance. Notwithstanding the above, Horizon shall not be entitled to indemnification hereunder to the extent that the judgment, liability, loss, cost or damage arising from a claim for which indemnification is sought hereunder results directly or indirectly from the gross negligence or willful misconduct of Horizon.

         (b) By Horizon. In the event any claim is brought by any third party against Van Kampen, any of the Trusts, or any of Van Kampen's affiliates that relates to, arises out of or is based upon the performance by Horizon of its obligations hereunder, or the failure of Horizon to comply with any law, rule or regulation, Van Kampen, the Trusts, or Van Kampen's affiliates, as the case may be, shall promptly notify Horizon and Horizon shall defend such claim at its expense and under its control. Horizon shall indemnify and hold harmless Van Kampen, the Trusts, and Van Kampen's affiliates against any judgment, liability, loss, cost or damage (including litigation costs and reasonable attorneys' fees) arising from or related to such claim, whether or not such claim is successful. Van Kampen, the Trusts, or Van Kampen's affiliates, as the case may be, shall have the right, at their expense, to participate in the defense of such claim through counsel of their own choosing; provided, however, Horizon shall not be required to pay any settlement amount that it has not approved in advance. Notwithstanding the above, neither Van Kampen, the Trusts, nor any of Van Kampen's affiliates shall be entitled to indemnification hereunder to the extent that the judgment, liability, loss, cost or damage arising from a claim for which indemnification is sought hereunder results directly or indirectly from the gross negligence or willful misconduct of Van Kampen, the Trusts, or Van Kampen's affiliates.

         (c) The indemnifications set forth in this Section 11 shall survive the termination of this Agreement for any cause whatsoever.

         12. Review of Registration Statement. Horizon hereby acknowledges that it has reviewed and had an opportunity to comment upon those provisions of the Registration Statement, as amended, specifically referring to or describing Horizon and the securities selection process.

         13. Governing Law. This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of New York without reference to or inclusion of the principles of choice of law or conflicts of law of that jurisdiction. It is the intent of the parties that the substantive law of the State of New York govern this Agreement and not the law of any other jurisdiction incorporated through choice of law or conflicts of law principles.

         14. Waiver of Breach. The failure of a party to require the performance of any term of this Agreement or the waiver of a party of any breach hereunder shall not prevent a subsequent enforcement of such term nor be deemed a waiver of any subsequent breach.

         15. Scope of Agreement. This document constitutes the entire Agreement of the parties with respect to the subject matter hereof, supersedes all prior oral or written agreements with respect to the subject matter hereof, and can be amended only by a writing executed by all of the parties.

         16. Notices. All notices from any party to the other pursuant to this Agreement shall be in writing or by facsimile transmission and shall be sent to the following addresses, or to such addresses as the parties hereto may be notified in writing from time to time:

         If to Horizon:

                           Horizon Investment Services, LLC
                           7412 Calumet Avenue
                           Hammond, IN 46324-2692
                           Attn: Charles B. Carlson

         If to Van Kampen:

                           1 Parkview Plaza
                           P.O. Box 5555
                           Oakbrook Terrace, IL 60181-5555
                           Attn:  Steve Massoni

                           With copy to :

                           Van Kampen Funds Inc.
                           1221 Avenue of the Americas
                           New York, NY 10020
                           Attn:  Office of the General Counsel

         Notices shall be deemed given upon receipt via certified mail, overnight courier, or hand delivery.

         17. Severability. In the event that any provision of this Agreement or application hereof to any person or in any circumstances shall be determined to be invalid, unlawful, or unenforceable to any extent, the remainder of this Agreement, and the application of any provision to persons or circumstances other than those as to which it is determined to be unlawful, invalid or enforceable, shall not be affected thereby, and each remaining provision of this Agreement shall continue to be valid and may be enforced to the fullest extent permitted by law.

         18. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.


         IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed by a duly authorized representative thereof as of the date first above written.

VAN KAMPEN FUNDS INC.

By:________________________________

Name: _____________________________

Title: ______________________________




HORIZON INVESTMENT SERVICES, LLC

By:_______________________________

Name: ____________________________

Title:______________________________


                                    EXHIBIT A

         The portfolio of each Trust will primarily consist of securities issued by companies headquartered, organized or doing business in Brazil, Russia, India or China selected by Horizon based on such factors as may be reasonably requested by Van Kampen, including, but not limited to, whether the securities trade in the United States, diversification among countries, diversification among sectors, market capitalization, historical trading volume and rankings of securities based on the following factors:

     o Total Return for the Past Six Months - The percentage return on a stock over most recent six months, reflecting dividends and change in stock price.

     o Total Return for the Past Twelve Months - The percentage return on a stock over most recent twelve months, reflecting dividends and change in stock price.

     o Price/Book Value Ratio - Stock price divided by current book value per share.

     o One-Year Earnings Growth - The difference between operating earnings per share in the most recent four quarters divided by operating earnings per share in the four quarters one year earlier, expressed as a percentage.

     o Price/Earnings Ratio - Stock price divided by earnings per share from operations over past four quarters.